Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS
FIRST QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2014 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported first quarter 2014 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 1% and adjusted OIBDA(2) by 3% in the first quarter

◦	QVC US operating income increased by 3%

◦	QVC.com revenue as a percent of total US revenue increased to 45%, a 327 bps increase

◦	QVC US mobile penetration was 37% of QVC.com orders

•	Repurchased $224 million LINTA shares from February 1 to April 30, 2014
Attributed to Liberty Ventures Group

•	Reported strong first quarter results at TripAdvisor

◦	Increased 2014 revenue guidance to high 20%/low 30% range

◦	EBITDA expected to grow at same percentage as total revenue

•	Completed two-for-one stock split of the Liberty Ventures stock on April 11, 2014

•	Filed S-1 related to proposed spin-off of Liberty TripAdvisor Holdings with the SEC on May 6, 2014

“QVC expanded adjusted OIBDA margins in the US. On the international front, QVC posted very strong results in the UK, experienced rapid growth in its China joint venture, adding over 10 million homes in the quarter, and announced QVC France, with an expected launch in the summer of 2015. We continue to progress with the creation of the Liberty Digital Commerce Group tracking stock and expect to file the S-4 with the SEC shortly," stated Greg Maffei, Liberty President and CEO. “And at Liberty Ventures, we filed the S-1 related to the Liberty TripAdvisor Holdings spin-off with the SEC on May 6th.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 1% to $2.4 billion in the first quarter, adjusted OIBDA declined 1% to $431 million and operating income decreased 6% to $244 million. The increase in revenue was due to favorable results at QVC. The decline in adjusted OIBDA was primarily due to unfavorable results at the eCommerce companies.

QVC
QVC's consolidated revenue increased 1% in the first quarter to $2.0 billion. During the same period, adjusted OIBDA increased 2% to $412 million and operating income remained flat at $260 million.

“We achieved solid first quarter results, with the U.S. market expanding profitability in the midst of a difficult retail environment,” said Mike George, President and CEO of QVC. “We attribute part of this to QVC’s high-quality, differentiated product offering and our ability to know what customers want, when they want it. We look forward to bringing this expertise, as well as our engaging multi platform shopping experience, to the French market."

QVC's US revenue increased 1% to $1.3 billion in the first quarter primarily as a result of strength in all categories except electronics. Average selling price per unit (“ASP”) increased 1% from $60.51 to $60.89 and units sold increased 1% compared to the prior year first quarter. Returns as a percent of gross product revenue increased by 106 basis points due to higher rates in electronics, home and accessories. In the same period, eCommerce revenue increased 8% to $590 million and grew to 45% from 42% as a percentage of total US revenue. Adjusted OIBDA increased 3% to $301 million and adjusted OIBDA margin(2) increased 63 basis points in the first quarter. Adjusted OIBDA margin increased primarily due to higher product margins.

QVC's international revenue in US Dollars increased 1% in the first quarter to $681 million. The first quarter results included the negative impact of the strengthening of the US Dollar against the Japanese Yen, which was somewhat offset by the weakening of the US Dollar against the Euro and the UK Pound Sterling. Adjusted OIBDA decreased 2% to $111 million and adjusted OIBDA margin decreased 39 basis points in the first quarter.

QVC Japan's revenue grew 2% in local currency in the first quarter due primarily to growth in the jewelry, home and beauty categories, partially offset by declines in accessories. QVC Japan’s ASP in local currency increased 1% and units sold increased 1% in the first quarter. QVC Japan’s first quarter returns as a percent of gross product revenue in local currency improved by 57 basis points due primarily to lower return rates in jewelry, beauty and accessories. QVC Japan’s adjusted OIBDA in local currency decreased 2% and adjusted OIBDA margin decreased 100 basis points in the first quarter. The decrease in adjusted OIBDA margin was primarily applicable to higher programming distribution expenses and lower product margins.

QVC Germany's revenue decreased 4% in local currency in the first quarter due to sales declines in all categories. QVC Germany's ASP in local currency decreased 3% and units sold decreased 3% in the first quarter. QVC Germany's first quarter return rate as a percent of gross product revenue in local currency improved by 208 basis points from the prior year due primarily to changes in prior period estimates based on actual experience, and to a lesser extent, lower rates in all categories except electronics. QVC Germany’s adjusted OIBDA in local currency decreased 12% and adjusted OIBDA margin decreased 160 basis points for the first quarter. Adjusted OIBDA margin decreased primarily due to lower product margins and higher temporary operational services expenses associated with the implementation of a new customer relations management system, offset by a decrease in fixed costs as a result of a prior year personnel tax accrual.

QVC UK's revenue grew 10% in local currency in the first quarter primarily due to sales in the home, beauty and accessories categories. QVC UK's ASP in local currency increased 12% and units sold decreased 3% in the first quarter. QVC UK's first quarter return rate as a percent of gross product revenue in local currency improved by 165 basis points from the prior year due primarily to changes in prior period estimates based on actual experience and lower rates in electronics and beauty. QVC UK’s adjusted OIBDA in local currency increased 32% and adjusted OIBDA margin increased 279 basis points in the first quarter. The increase in adjusted OIBDA margin was primarily due to higher product margins and warehouse efficiencies.

QVC Italy's revenue increased 2% in local currency in the first quarter primarily due to sales in the beauty and accessories categories, partially offset by declines in home. QVC Italy's ASP in local currency increased 3% and units sold remained flat in the first quarter. QVC Italy's first quarter return rate as a percent of gross product revenue in local currency increased by 30 basis points from the prior year. QVC Italy’s adjusted OIBDA deficit in local currency improved by 21% and adjusted OIBDA margin improved by 343 basis points in the first quarter. The increase in adjusted OIBDA margin was primarily due to lower freight costs associated with the new third-party logistics center and lower rent as a result of the purchase of its existing headquarters in the first quarter.

CNRS, QVC’s joint venture in China, experienced a revenue increase of 27% in local currency in the first quarter. In the same period, CNRS’ adjusted OIBDA deficit was flat primarily due to higher programming distribution and fixed costs. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million reduction in net income for the first quarter.

QVC's outstanding bank and bond debt was $3.9 billion at March 31, 2014, an increase of $0.2 billion since December 31, 2013. On March 18, 2014, QVC issued $400 million principal amount of 3.125% Senior Secured Notes due 2019 at 99.828% and $600 million principal amount of 4.850% Senior Secured Notes due 2024 at 99.927%. The net proceeds from the offerings were used to repay indebtedness under QVC’s senior secured credit facility and for working capital and other general corporate purposes.

eCommerce Businesses

In the aggregate, Liberty Interactive Group's eCommerce businesses' revenue was flat at $461 million for the first quarter. Winter storm Pax, which occurred around Valentine's Day, negatively affected operations at Provide Commerce's businesses, including causing delivery issues. This contributed to the revenue weakness in the quarter. Additionally, Backcountry.com and Bodybuilding.com experienced low first quarter demand for their products. Adjusted OIBDA decreased 41% to $23 million. The decrease in adjusted OIBDA was due to increased technology and personnel costs at the subsidiaries to support anticipated revenue growth which did not materialize in the first quarter, slightly lower product margins during the period, somewhat due to increased packaging costs, and increased marketing spend in the first quarter that did not yield anticipated sales. Operating income decreased $20 million to a loss of $1 million. The decrease in operating income was primarily attributable to the items discussed above as well as higher stock-based compensation during the quarter and slightly higher amortization and depreciation.

On October 10, 2013, Liberty announced that its board had authorized management to pursue a plan to recapitalize its Liberty Interactive Group tracking stock into two new tracking stocks, one (currently the Liberty Interactive common stock) to be renamed the QVC Group common stock and the other to be designated as the Liberty Digital Commerce common stock. The Liberty Digital Commerce Group would have attributed to it Liberty's subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, Right Start, and Evite, which is currently a part of Liberty's subsidiary Celebrate Interactive, along with cash and certain liabilities. The QVC Group, which is currently known as the Liberty Interactive Group, would have attributed to it Liberty’s subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities. Management continues to review the proposed recapitalization and no assurance can be given as to when or if it will be completed.

Share Repurchases
From February 1, 2014 through April 30, 2014, Liberty repurchased approximately 7.9 million Series A Liberty Interactive shares (Nasdaq: LINTA) at an average cost per share of $28.54 for total cash consideration of $224.1 million.  Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 237.9 million shares at an average cost per share of $20.29 for aggregate cash consideration of $4.8 billion.  These repurchases represent approximately 33.9% of the shares outstanding at the time of creation of the Liberty Interactive stock.  All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks.  The total remaining repurchase authorization for Liberty Interactive Group stock is approximately $873 million.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and also owns an interest in HSN.

LIBERTY VENTURES GROUP - As of March 31, 2014, the fair value of the public equity method securities and other public holdings attributed to the Liberty Ventures Group was $2.2 billion and $1.1 billion, respectively. When compared to December 31, 2013, the fair value of Liberty Ventures Group's public equity method securities decreased 1%. The Liberty Ventures Group's other public holdings balance decreased 3% primarily due to changes in market prices of certain securities during the third quarter.

On October 10, 2013, Liberty announced that its board had also authorized management to pursue a plan to spin-off to holders of its Liberty Ventures common stock shares of a newly formed company to be called Liberty TripAdvisor Holdings (“Trip Holdings”). Trip Holdings would be comprised of, among other things, Liberty’s 22% economic and 57% voting interest in TripAdvisor, as well as the retail business BuySeasons which is currently a part of Celebrate Interactive, and an anticipated initial corporate level net debt balance of $350 million. On May 6, 2014, Trip Holdings filed a registration statement with the SEC for this spin-off. For TripAdvisor's stand-alone operating results as reported by TripAdvisor, see TripAdvisor's Form 10-Q for the quarter ended March 31, 2014.

On February 27, 2014, Liberty's board approved a two-for-one stock split of Series A and Series B Liberty
Ventures common stock, effected by means of a dividend. The stock split was done in order to bring Liberty into compliance with a Nasdaq listing requirement regarding the minimum number of publicly held shares of the Series B Liberty Ventures common stock. In the stock split, a dividend was paid on April 11, 2014 of one share of Series A or Series B Liberty Ventures common stock to holders of each share of Series A or Series B Liberty Ventures common stock, respectively, held by them as of 5:00 p.m., E.D.T time, on April 4, 2014. Due to the Liberty Ventures common stock split being completed prior to the issuance of our first quarter financial statements the stock split was recorded retroactively for all periods presented.

Share Repurchases
There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from February 1, 2014 through April 30, 2014. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. TripAdvisor is a separate publicly-traded company and additional information about TripAdvisor can be obtained through its website and filings with the Securities and Exchange Commission.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 12:15 p.m. (E.D.T) on May 8, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	1Q13	1Q14	% Change
Revenue
QVC
US	$1,297	$1,305	1%
International	677	681	1%
Total QVC Revenue	1,974	$1,986	1%
eCommerce businesses	460	461	—%
Total Liberty Interactive Group Revenue	$2,434	$2,447	1%

Adjusted OIBDA
QVC
US	$291	$301	3%
International	113	111	(2)%
Total QVC Adjusted OIBDA	404	412	2%
eCommerce businesses	39	23	(41)%
Corporate and other	(6)	(4)	33%
Total Liberty Interactive Group Adjusted OIBDA	$437	$431	(1)%

Operating Income
QVC
US	$180	$186	3%
International	80	74	(8)%
Total QVC Operating Income	260	260	—%
eCommerce businesses	19	(1)	(105)%
Corporate and other	(19)	(15)	21%
Total Liberty Interactive Group Operating Income	$260	$244	(6)%

(amounts in millions)
LINT Shares Outstanding	4/30/2013	4/30/2014
Outstanding A and B shares	530	491

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 3/31/2013	Quarter ended 3/31/2014
Basic Weighted Average Shares Outstanding (“WASO”)	535	494
Potentially dilutive Shares	7	10
Diluted WASO	542	504

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	1Q13	1Q14	% Change
QVC - Consolidated(1)
Revenue	$1,974	$1,986	1%
Adjusted OIBDA	$404	$412	2%
Adjusted OIBDA margin	20.47%	20.75%	28 bps
Operating Income	$260	$260	—%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$715	$773	8%
eCommerce % of total revenue	36.22%	38.92%	270 bps

Mobile % of total eCommerce(2)	27.73%	38.47%	1,074 bps

QVC - US(1)
Revenue	$1,297	$1,305	1%
Adjusted OIBDA	$291	$301	3%
Adjusted OIBDA margin	22.44%	23.07%	63 bps
Operating Income	$180	$186	3%
Average sale price (ASP) $	60.51	60.89	1%
Units sold	23.53	23.81	1%
Return rate	18.83%	19.89%	106 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$544	$590	8%
eCommerce % of US revenue	41.94%	45.21%	327 bps

Mobile % of US eCommerce(2)	26.99%	36.53%	954 bps

QVC OPERATING METRICS - QUARTER (CONT'D)

(amounts in millions except average sale price amounts)	1Q13	1Q14	% Change
QVC - Japan(1)
Revenue	$256	$234	(9)%
Adjusted OIBDA	$54	$47	(13)%
Adjusted OIBDA margin	21.09%	20.09%	(100) bps
Operating Income	$49	$41	(16)%
Average sale price (ASP) ¥	6,568.51	6,606.35	1%
Units sold	4.03	4.06	1%

QVC - Germany(1)
Revenue	$250	$250	—%
Adjusted OIBDA	$43	$39	(9)%
Adjusted OIBDA margin	17.20%	15.60%	(160) bps
Operating Income	$27	$20	(26)%
Average sale price (ASP) €	36.79	35.58	(3)%
Units sold	6.70	6.49	(3)%

QVC - UK(1)
Revenue	$140	$165	18%
Adjusted OIBDA	$19	$27	42%
Adjusted OIBDA margin	13.57%	16.36%	279 bps
Operating Income	$11	$19	73%
Average sale price (ASP) £	29.46	33.14	12%
Units sold	3.35	3.26	(3)%

QVC - Italy(1)
Revenue	$31	$32	3%
Adjusted OIBDA	$(3)	$(2)	33%
Adjusted OIBDA margin	(9.68)%	(6.25)%	343 bps
Operating Income	$(7)	$(6)	14%
Average sale price (ASP) €	32.80	33.80	3%
Units sold	0.73	0.73	—%

China JV(1)(3)
Revenue	$27	$35	30%
Adjusted OIBDA	$(1)	$(1)	—%
Adjusted OIBDA margin	(3.70)%	(2.86)%	84 bps

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

(3)	This joint venture is being accounted for as an equity method investment.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2014 to the same period in 2013.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2013	3/31/2014
HSN(1)	$1,247	$1,196
Total Attributed Liberty Interactive Group	$1,247	$1,196

Expedia(2)	$1,608	$1,673
Interval Leisure Group and Tree.com(3)	606	521
Other Public Holdings(4)	1,095	1,059
Total Attributed Liberty Ventures Group	$3,309	$3,253

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $293 million and $311 million at December 31, 2013 and March 31, 2014, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $477 million and $467 million at December 31, 2013 and March 31, 2014, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $101 million and $105 million at December 31, 2013 and March 31, 2014, respectively.

(4)
Represents Liberty Ventures Group's other public holdings which are accounted for at fair value. Excludes $402 million and $407 million of long-term marketable securities as of December 31, 2013 and March 31, 2014, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2013	3/31/2014
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$598	$682
Liberty Ventures Group(1)(2)(3)	1,603	1,891
Total Liberty Consolidated Cash and Liquid Investments	$2,201	$2,573

Less:
Short-term marketable securities - Liberty Ventures Group	$543	$682
Long-term marketable securities - Liberty Ventures Group	402	407
Total Liberty Consolidated Cash (GAAP)	$1,256	$1,484

Debt:
Senior notes and debentures(4)	$791	$791
Senior exchangeable debentures(5)	400	400
QVC senior notes(4)	2,819	3,819
QVC bank credit facility	922	124
Other	141	145
Total Attributed Liberty Interactive Group Debt	$5,073	$5,279
Unamortized discount and fair market value adjustment	10	8
Total Attributed Liberty Interactive Group Debt (GAAP)	$5,083	$5,287

Senior exchangeable debentures(5)	$2,091	$2,086
TripAdvisor debt facilities	369	361
Total Attributed Liberty Ventures Group Debt	$2,460	$2,447
Fair market value adjustment	(159)	(143)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,301	$2,304

Total Liberty Interactive Corporation Debt (GAAP)	$7,384	$7,591

(1)	Includes $543 million and $682 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2013 and March 31, 2014, respectively.

(2)
Includes $402 million and $407 million of marketable securities with an original maturity greater than one year as of December 31, 2013 and March 31, 2014, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(3)	Includes $670 million and $745 million of cash and liquid investments held at TripAdvisor as of December 31, 2013 and March 31, 2014, respectively.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group increased by approximately $84 million during the first quarter. Cash flows from operations and borrowing of debt in excess of repayments were partially offset by capital expenditures and stock repurchases. Total debt attributed to the Liberty Interactive Group increased by $206 million, primarily due to the issuance of new senior notes at QVC during the quarter, partially offset by payments made on the QVC bank credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $288 million, primarily due to cash flow from operations, partially offset by capital expenditures. Included in the first quarter total cash and liquid investments attributed to the Liberty Ventures Group is $745 million held at TripAdvisor, which is comprised of $319 million of cash, $142 million of short-term marketable securities and $284 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, it is a separate public company with a significant noncontrolling interest, therefore Liberty does not have ready access to TripAdvisor's cash and liquid investments. Total debt outstanding attributed to the Liberty Ventures Group decreased by $13 million in the first quarter, primarily due to repayments made on senior exchangeable debentures and the TripAdvisor debt facilities.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 12:15 p.m. (E.D.T) on May 8, 2014. The call can be accessed by dialing (800) 768-6570 or (785) 830-1942 plus the passcode 8678907 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 12:15 p.m. (E.D.T) on May 15, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 8768907. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, the proposed spin-off of Liberty TripAdvisor Holdings, the proposed recapitalization of the Liberty Interactive Group tracking stock into the QVC Group tracking stock and a new Liberty Digital Commerce tracking stock, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, our ability to satisfy the conditions to the proposed recapitalization and spin-off and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at March 31, 2014, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Liberty Interactive Group
QVC
Revenue - US	$1,297	$1,312	$1,303	$1,932	$1,305
Revenue - International	677	649	644	809	681
Revenue - Total	$1,974	$1,961	$1,947	$2,741	$1,986
Adjusted OIBDA - US	291	320	304	437	301
Adjusted OIBDA - International	113	114	104	158	111
Adjusted OIBDA - Total	$404	$434	$408	$595	$412
Operating income - US	180	207	191	323	186
Operating income - International	80	78	68	118	74
Operating income - Total	$260	$285	$259	$441	$260
Gross margin - US	36.1%	37.3%	37.1%	34.7%	36.4%
Gross margin - International	37.5%	37.8%	37.4%	37.8%	37.4%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2013, June 30, 2013, September 31, 2013, December 31, 2013 and March 31, 2014, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Liberty Interactive Group
Adjusted OIBDA	$437	$455	$396	$618	431
Depreciation and amortization	(153)	(158)	(156)	(165)	(163)
Stock compensation expense	(24)	(29)	(22)	(35)	(24)
Impairment of intangible assets	—	—	(19)	(14)	—
Operating Income	$260	$268	$199	$404	$244

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2013, June 30, 2013, September 31, 2013, December 31, 2013 and March 31, 2014, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$291	$320	$304	$437	$301

QVC Japan	54	57	46	55	47
QVC Germany	43	35	37	58	39
QVC UK	19	26	26	47	27
QVC Italy	(3)	(4)	(5)	(2)	(2)
QVC International adjusted OIBDA	$113	$114	$104	$158	$111

Consolidated QVC adjusted OIBDA	404	434	408	595	412
Depreciation and amortization	(134)	(140)	(139)	(145)	(144)
Stock compensation	(10)	(9)	(10)	(9)	(8)
Operating Income	$260	$285	$259	$441	$260

eCommerce Businesses
Adjusted OIBDA	39	26	(5)	25	23
Depreciation and amortization	(18)	(18)	(19)	(18)	(19)
Stock compensation	(2)	(10)	(3)	(14)	(5)
Impairment of intangible assets	—	—	(19)	(14)	—
Operating Income (Loss)	$19	$(2)	$(46)	$(21)	$(1)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
March 31, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$682	802	—	1,484
Trade and other receivables, net	885	155	—	1,040
Inventory, net	1,213	—	—	1,213
Short-term marketable securities	—	682	—	682
Other current assets	248	21	(159)	110
Total current assets	3,028	1,660	(159)	4,529
Investments in available-for-sale securities and other cost investments	4	1,466	—	1,470
Investments in affiliates, accounted for using the equity method	362	882	—	1,244
Property and equipment, net	1,203	69	—	1,272
Intangible assets not subject to amortization	8,393	5,290	—	13,683
Intangible assets subject to amortization, net	1,498	854	—	2,352
Other assets, at cost, net of accumulated amortization	92	20	—	112
Total assets	$14,580	10,241	(159)	24,662

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$50	(50)	—	—
Accounts payable	650	74	—	724
Accrued liabilities	651	95	—	746
Current portion of debt	36	947	—	983
Current deferred tax liabilities	—	1,056	(159)	897
Other current liabilities	176	60	—	236
Total current liabilities	1,563	2,182	(159)	3,586
Long-term debt	5,251	1,357	—	6,608
Deferred income tax liabilities	1,151	1,680	—	2,831
Other liabilities	197	74	—	271
Total liabilities	8,162	5,293	(159)	13,296
Equity/Attributed net assets (liabilities)	6,306	527	—	6,833
Noncontrolling interests in equity of subsidiaries	112	4,421	—	4,533
Total liabilities and equity	$14,580	10,241	(159)	24,662

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,447	—	2,447
Other revenue	—	281	281
Total revenue	2,447	281	2,728

Operating costs and expenses:
Cost of sales	1,566	—	1,566
Operating, including stock-based compensation	217	48	265
Selling, general and administrative, including stock-based compensation	257	132	389
Depreciation and amortization	163	69	232
	2,203	249	2,452
Operating income	244	32	276

Other income (expense):
Interest expense	(77)	(22)	(99)
Share of earnings (losses) of affiliates, net	21	(23)	(2)
Realized and unrealized gains (losses) on financial instruments, net	1	(26)	(25)
Other, net	1	7	8
	(54)	(64)	(118)
Earnings (loss) before income taxes	190	(32)	158
Income tax benefit (expense)	(70)	22	(48)
Net earnings (loss)	120	(10)	110
Less net earnings (loss) attributable to noncontrolling interests	10	18	28
Net earnings (loss) attributable to Liberty stockholders	$110	(28)	82

LINT Shares Outstanding
Outstanding A and B shares as of April 30, 2014 (in millions)	491

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 3/31/2014
Basic Weighted Average Shares Outstanding (“WASO”)	494
Potentially dilutive shares	10
Diluted WASO	504

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,434	—	2,434
Other revenue	—	230	230
Total revenue	2,434	230	2,664

Operating costs and expenses:
Cost of sales	1,553	—	1,553
Operating, including stock-based compensation	208	36	244
Selling, general and administrative, including stock-based compensation	260	106	366
Depreciation and amortization	153	77	230
	2,174	219	2,393
Operating income	260	11	271

Other income (expense):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net	16	(27)	(11)
Realized and unrealized gains (losses) on financial instruments, net	13	(86)	(73)
Other, net	(40)	2	(38)
	(95)	(138)	(233)
Earnings (loss) before income taxes	165	(127)	38
Income tax benefit (expense)	(58)	73	15
Net earnings (loss)	107	(54)	53
Less net earnings (loss) attributable to noncontrolling interests	12	14	26
Net earnings (loss) attributable to Liberty stockholders	$95	(68)	27

LINT Shares Outstanding
Outstanding A and B shares as of April 30, 2013 (in millions)	530

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 3/31/2013
Basic Weighted Average Shares Outstanding (“WASO”)	535
Potentially dilutive shares	7
Diluted WASO	542

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$120	(10)	110
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	163	69	232
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(3)	(1)	(4)
Excess tax benefit from stock based compensation	(8)	(11)	(19)
Share of (earnings) losses of affiliates, net	(21)	23	2
Cash receipts from return on equity investments	5	5	10
Realized and unrealized gains (losses) on financial instruments, net	(1)	26	25
Deferred income tax (benefit) expense	(49)	2	(47)
Other, net	1	—	1
Intergroup tax allocation	50	(50)	—
Intergroup tax payments	(225)	225	—
Changes in operating assets and liabilities
Current and other assets	178	(33)	145
Payables and other current liabilities	(59)	88	29
Net cash provided (used) by operating activities	175	351	526

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	—	(18)	(18)
Capital expended for property and equipment	(41)	(47)	(88)
Purchases of short term and other marketable securities	—	(310)	(310)
Sales of short term and other marketable securities	—	165	165
Other investing activities, net	(10)	2	(8)
Net cash provided (used) by investing activities	(51)	(183)	(234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,551	2	1,553
Repayments of debt	(1,347)	(15)	(1,362)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(213)	—	(213)
Minimum withholding taxes on net settlements of stock-based compensation	(6)	(20)	(26)
Excess tax benefit from stock-based compensation	8	11	19
Other financing activities, net	(35)	—	(35)
Net cash provided (used) by financing activities	(40)	(24)	(64)

Effect of foreign currency rates on cash	—	—	—
Net increase (decrease) in cash and cash equivalents	84	144	228
Cash and cash equivalents at beginning of period	598	658	1,256
Cash and cash equivalents at end period	$682	802	1,484

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$107	(54)	53
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	77	230
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(2)	(1)	(3)
Excess tax benefit from stock-based compensation	(3)	—	(3)
Share of losses (earnings) of affiliates, net	(16)	27	11
Cash receipts from return on equity investments	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	(13)	86	73
Deferred income tax (benefit) expense	(27)	(192)	(219)
Other, net	11	—	11
Intergroup tax allocation	41	(41)	—
Changes in operating assets and liabilities
Current and other assets	259	(53)	206
Payables and other current liabilities	(390)	82	(308)
Net cash provided (used) by operating activities	148	(48)	100

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	37	37
Investments in and loans to cost and equity investees	—	(38)	(38)
Capital expended for property and equipment	(50)	(9)	(59)
Purchases of short term and other marketable securities	—	(707)	(707)
Sales of short term and other marketable securities	—	49	49
Other investing activities, net	(30)	(6)	(36)
Net cash provided (used) by investing activities	(80)	(674)	(754)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,383	4	1,387
Repayments of debt	(1,251)	(452)	(1,703)
Excess tax benefit from stock-based compensation	3	—	3
Minimum withholding taxes on net settlements of stock-based compensation	(5)	(6)	(11)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(252)	—	(252)
Other financing activities, net	(37)	—	(37)
Net cash provided (used) by financing activities	(157)	(456)	(613)

Effect of foreign currency rates on cash	(23)	—	(23)
Net increase (decrease) in cash and cash equivalents	(112)	(1,178)	(1,290)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$587	783	1,370

Additional Information
Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the proposed QVC Group tracking stock, the proposed Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.